August 28, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Frontier Nuclear and Minerals Inc. (the "Company") under the heading "Change in Registrant's Certifying Accountant" in the Company's Report of Foreign Private Issuer on Form 6-K dated August 28, 2026, which we understand will be furnished to the Securities and Exchange Commission, and with which we were provided in advance of its furnishing. We agree with the statements made therein insofar as they relate to our firm, including the statements concerning our resignation as the Company's independent registered public accounting firm, our reports on the Company's consolidated financial statements for the fiscal years ended June 30, 2025 and 2024, and the absence of disagreements and reportable events during those fiscal years and the subsequent interim period through the date of our resignation.

We are not in a position to agree or disagree with the statements made by the Company relating to the appointment of, or the Company's consultations with, MNP LLP.

Yours truly,

De Visser Gray LLP

Vancouver, Canada